SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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☐    Preliminary Proxy Statement
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☐    Definitive Proxy Statement
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☐    Soliciting Material under §240.14a-12
ALIGN TECHNOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SUPPLEMENT TO THE PROXY STATEMENT DATED APRIL 5, 2023
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 17, 2023

The following information supplements and amends the proxy statement (the “Proxy Statement”) of Align Technology, Inc. (the “Company”) filed with the U.S. Securities and Exchange Commission on April 5, 2023 and furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for the 2023 Annual Meeting of Stockholders of the Company to be held on May 17, 2023 and any adjournment or postponement thereof. Capitalized terms used in this supplement to the Proxy Statement (this “Supplement”) and not otherwise defined herein have the meaning given to them in the Proxy Statement.

The Company is filing this Supplement solely to clarify the treatment of broker non-votes with respect to Proposal Two. The text below replaces, in its entirety, the paragraph of Proposal Two under the heading “VOTING REQUIRED” on page 23 of the Proxy Statement:

“Approval of the Amendment to provide officer exculpation requires that the holders of at least 66-2/3% of our outstanding voting stock vote “FOR” this Proposal Two. An abstention vote or a broker non-vote will have the same effect as an "Against" vote in this Proposal Two."

The text below replaces in its entirety the sixth paragraph on page 91 under the heading “Q: What if I don’t give specific voting instructions?” of the Proxy Statement:

"If you do not provide voting instructions to your broker and the broker has indicated that it does not have discretionary authority to vote on a particular proposal, your shares will be considered “broker non-votes” with regard to that matter. Broker non-votes will be considered as represented for purposes of determining a quorum but will not be considered as entitled to vote with respect to a particular proposal and are not counted for purposes of determining the number of votes cast with respect to a particular proposal. Thus, a broker non-vote will make a quorum more readily obtainable, but the broker non-vote will not otherwise affect the outcome of the vote on Proposal One or on the proposals that require the affirmative vote of a majority of the shares entitled to vote and present in person or represented by proxy (Proposals Three, Four, Five and Six). For Proposal Two, which requires 66 2/3% of the Outstanding Shares of Voting Stock to vote "FOR", a broker non-vote will have the same effect as an "AGAINST" vote. For information regarding the required vote for each proposal, see “Q: What are we voting on and what vote is required to approve each item?”"

Except as described above, this Supplement to the Proxy Statement does not modify, amend, supplement, or otherwise affect the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so.

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